Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Grove Collaborative Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	7,760,761	$1.30	$10,050,185.50	$0.00015310	$1,538.69
	Total Offering Amounts					$10,050,185.50		$1,538.69
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,538.69
(1)Represents the shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of Grove Collaborative Holdings, Inc. (the “Registrant”) that may be offered for resale by the selling security holder pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Class A Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(2)This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Class A Common Stock on October 10, 2024, as reported on the New York Stock Exchange.